Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Equity Trust

We consent to the use of our report dated July 26, 2013, incorporated herein by reference, for ING Growth Opportunities Fund, ING Large Cap Value Fund, ING MidCap Opportunities Fund, ING Mid Cap Value Fund, ING Real Estate Fund, and ING SmallCap Opportunities Fund, each a series of the ING Equity Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

September 25, 2013